Exhibit 10.8

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote

omissions.

LICENSE AGREEMENT BETWEEN

SALK INSTITUTE FOR BIOLOGICAL STUDIES

AND

AMSTERDAM MOLECULAR THERAPEUTICS BV

RNA EXPORT ELEMENT WPRE
(Woodchuck Hepatitis Virus Posttranscriptional Regulatory Element)

GENE THERAPY

i

LICENSE AGREEMENT

Effective as of February 8, 2008 (“Effective Date”), THE SALK INSTITUTE FOR BIOLOGICAL STUDIES, a nonprofit public benefit corporation organized and existing under the laws of the State of California, U.S.A. (“Salk”), and Amsterdam Molecular Therapeutics BV, a corporation organized and existing under the laws of The Netherlands (“Licensee”), agree as follows:

1.                                      DEFINITIONS

1.1                               “Licensed Patents” shall mean the patents and patent applications listed on Schedule A hereto, and any divisions, continuations, continuations-in-part, reissues and renewals, if any, of the aforementioned.

1.2                               “Biological Materials” shall mean the constructs identified in Schedule B (and any materials transferred during the Term) together with any progeny, mutants, modified derivatives, or unmodified derivatives thereof supplied by Salk or created by Licensee that do not significantly alter the original function(s) and/or activity of the construct.  A “modified derivative” means any substance that Licensee may create using the constructs supplied hereunder, or created practicing the Licensed Patents, which substance constitutes a modified element derived from, but functionally equivalent to, the original construct (the WPRE element) identified in Schedule B.  An “unmodified derivative” means any substance that Licensee may create using the constructs supplied hereunder, or created practicing the Licensed Patents, which substance constitutes an important unmodified functional subunit of the originally supplied material.

1.3                               “Licensed Technology” shall mean the Licensed Patents and the Biological Materials.

1.4                               “Licensed Product” shall mean any product which is composed of or incorporates or is directly or indirectly discovered, developed, produced and/or identified using the Licensed Technology.  The term Licensed Product shall also include any product, the manufacture, use, importation, sale or offer for sale of which in the absence of this license would infringe the Licensed Patents.

1.5                               “Field of Use” shall mean the right to use the Licensed Technology for Gene Therapy.

1.6                               “Net Sales” shall mean the gross sales price actually charged in arm’s length sales by Licensee or its Affiliates to any third party, in the sale of a Licensed Product less:

(i)                                     shipping, storage, packing and insurance expenses, each as actually paid or allowed;

(ii)                                  distributor discounts;

(iii)                               amounts repaid or credited by reason of rejections, defects or returns or because of retroactive price reductions; and

(iv)                              sales and other excise taxes, use taxes, tariffs, export license fees, government charges and duties actually paid or allowed.

1.7                               “Affiliate” shall mean any entity which is controlled by or is under common control with Licensee, where “control” means beneficial ownership of more than fifty percent (50%) of the voting shares or securities or the ability otherwise to elect a majority of the board of directors or other managing authority.

1.8                               “Gene Therapy” shall mean the administration directly to a human of a gene transfer system comprising genetic material that encodes a moiety, wherein such moiety serves a material function in the treatment of or prevention of disease, the modification or manipulation of the expression of a gene product(s), or the alteration of the biological properties of living cells in humans.  To clarify, Gene Therapy may include use in vitro in vertebrate cells or administration of a gene transfer system to non-human vertebrate animals for research and development only.

2.                                      BACKGROUND

2.1                               The inventions disclosed and claimed in the Licensed Patents were conceived and/or developed in the laboratory of [**].  Licensed Patents may have utility, among other tilings, for gene therapy, drug discovery and development and protein expression in cells or transgenic animals.

2.2                               Salk represents that it is the owner of and/or has the right to grant licenses under the Licensed Patents.

2.3                               Salk and Licensee wish to enter into a license that will encourage the use of the Licensed Technology in the field of Gene Therapy.

3.                                      GRANT OF LICENSE

3.1                               Licensed Technology.  Subject to the terms and conditions hereof, Salk grants to Licensee and its Affiliates a worldwide, non-exclusive, non-transferable license in and to the Licensed Technology to research, have researched, develop, have developed, make, have made, use, have used, import, have imported, offer for sale, sell and have sold Licensed Products solely in the Field of Use.

3.2                               Sublicenses.  Licensee shall not have the right to grant sublicenses.  However, upon request by Licensee, Salk shall grant nonexclusive, worldwide licenses in and to the Patent Rights to for-profit Collaborators of Licensee on terms substantially the same as those set forth herein.

4.                                      ROYALTIES AND FEES

4.1                               As partial consideration for the rights granted to Licensee under this Agreement and as a nonrefundable and non-creditable license fee, Licensee shall pay to Salk (a) Thirty Thousand Dollars ($30,000.00) in cash, due upon execution, and (b) [**] Dollars ($[**]) in cash annually thereafter for the Term, beginning on the one-year anniversary date of the Effective Date.  The annual fee is non-refundable and not subject to proration.

4.2                               Licensee agrees to pay to Salk the sum of five thousand dollars ($5,000) in cash, due upon execution, as payment of a share of the cost of general administration, filing, prosecution and maintenance of the Patent Rights.

4.3                               Licensee shall pay to Salk the following royalties:

(i)                                     [**] percent ([**]%) on Net Sales of Licensed Products up to [**] dollars ($[**]), calculated from the Effective Date,

(ii)                                  [**] percent ([**]%) on Net Sales of Licensed Products [**] dollars ($[**]) up to [**] dollars ($[**]), calculated from the Effective Date,

(iii)                               [**] percent ([**]%) on Net Sales of Licensed Products over [**] dollars ($[**]), calculated from the Effective Date.

4.4                               All payments made to Salk under Paragraphs 4.1 and 4.2 of this Agreement shall be made on the dates defined therein.  Royalty payments made to Salk under Paragraph 4.3 of this Agreement shall be made quarterly.  All payments made to Salk under this Agreement shall be made by wire transfer to the account of Salk at:

Send wire to:	Bank of America, San Francisco, CA
Route No. (ABA#):	0260-0959-3
Swift No.:	BOFAUS3N
Credit to:	The Salk Institute for Biological Studies
Account No.:	[**]
Branch Name:	B of A San Diego Commercial Banking Office #1450
Additional Message:	Sender’s name, purpose of wire, & Attn: Constance Mueller, Patent and License Administrator

or any other bank account that may be notified in writing by Salk to Licensee from time to time.

4.5                               No royalty payment shall be altered by any tax on royalties which may be imposed on, applied to or withheld from the payment.  Licensee shall be responsible for the satisfaction of the taxes so that the payments to Salk are not reduced thereby.

5.                                      REPORTING AND ACCOUNTING

5.1                               Licensee agrees to keep proper records of scientific research and keep books of account in accordance with international financial reporting standards.  Such records and books shall include all information necessary for the accurate determination of royalty and other payments to Salk.  Following launch of Licensed Product, Licensee agrees to deliver to Salk, within [**] days after each calendar quarter, a report showing the information on which payments herein provided are calculated, including a breakdown of income from sales of each Licensed Product, and to accompany each such report with the payment shown to be due thereby.  All amounts accrued for the benefit of Salk shall be deemed held in trust for the benefit of Salk until payment of such amounts is made pursuant to this Agreement.

5.2                               Licensee agrees to make a written report to Salk within [**] days after the termination date of this Agreement, reporting all royalty income payable hereunder which was not previously reported to Salk.

5.3                               Except as Salk may otherwise instruct Licensee under Paragraph 5.6, all amounts payable hereunder by Licensee to Salk shall be payable in United States currency in San Diego, California.

5.4                               On reasonable written notice, Salk, at its own expense, shall have the right to have an independent party reasonably acceptable to the Licensee, inspect and audit the books and records of Licensee and its Affiliates at their offices during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of payments due under this Agreement.  Such examination with respect to any fiscal year shall not take place later than [**] years following the expiration or termination of this Agreement.  The expense of any such audit shall be borne by Salk; provided, however, that, if the audit discloses an error in excess of [**] percent ([**]%) in favor of Licensee, then Licensee shall pay, in addition to the amount of any underpayment, the cost to Salk of the audit.

5.5                               Royalties based on Net Sales in any foreign country shall be payable to Salk in the United States in United States Dollars.  Dollar amounts shall be calculated using the foreign exchange rate, as published by the Wall Street Journal, in effect for such foreign currency on the last business day of each quarter for which a report is required.  Where royalties are due for Net Sales in a country where, for reasons of currency, tax or other regulations, transfer of foreign currency out of such country is prohibited, Licensee has the right to place Salk’s royalties in a bank account in such country in the name of and under the sole control of Salk; provided, however, that the bank selected be reasonably acceptable to Salk and that Licensee inform Salk of the location, account number, amount and currency of money deposited therein.  After Salk has been so notified, those monies shall be considered as royalties duly paid to Salk and will be completely controlled by Salk.

5.6                               Licensee shall be responsible for any and all taxes that may be levied by a proper taxing authority on royalties or other payments accruing to Salk under this Agreement.  Such taxes may not be deducted from royalties or other payments to be paid to Salk hereunder.  Licensee acknowledges that Salk, as a not-for-profit corporation, does not qualify under U.S. tax laws for a tax credit on any taxes paid by Licensee.

5.7                               Late Payments.  Late payments shall be subject to a charge of [**] percent ([**]%) per month compounded, or $[**] per month, whichever is greater.  The payment of such late charges shall not prevent Salic from exercising any other rights it may have as a consequence of the lateness of any payment.

6.                                      BIOLOGICAL MATERIALS

6.1                               Upon execution of this Agreement, Salk or its designee shall make available to Licensee the Biological Materials described in Schedule B.  Thereafter, Licensee may request and obtain from Salk additional quantities of said Biological Materials that Salk has in its possession and does not need for its own research or to meet other contractual obligations, at reasonable charge by Salk for handling and shipping.  If Salk fails to fulfill the request of Licensee for Biological Materials, Licensee shall be free to produce such Biological Materials itself, or to purchase such Biological Materials from a source authorized by Salk.

6.2                               Title to Biological Materials shall remain with Salk.  Licensee shall have only the right to use Biological Materials in accordance with the grant of rights under Paragraph 3 hereof, and shall not use Biological Materials for any other purpose.  Title to Licensed Products shall remain with the Licensee save that the Licensee acknowledges that it cannot make, have made, use, have used, import, have imported, offer for sale, sell or have sold Licensed Products without a license from Salk.  Licensee shall not permit Biological Materials or any sample thereof to be distributed or delivered to any person whatsoever, other than to its own employees and those of its Affiliates to be used as permitted herein.  Licensee shall refer to Salk requests for Biological Materials from other research investigators or others.

6.3                               Licensee shall notify Salk of any improvements (including, but not limited to, modified derivatives and variants) to the Biological Materials made by Licensee or its Affiliates, irrespective of whether any such improvements were made in collaboration with Salk or any of its employees.  At Salk’s request, Licensee shall provide the laboratory of [**] with reasonable quantities of such improvements, and scientists in the laboratory of [**] shall have the right to use them for their internal research.  Title to all such improvements shall remain with Licensee.

6.4                               Licensee acknowledges that Biological Materials are experimental in nature and may have unknown characteristics.  Licensee further agrees to use prudence and reasonable care in the use, handling, storage, transportation, disposition and containment of Biological Materials and all products derived therefrom.

6.5                               Licensee shall comply with all applicable Governmental laws and regulations, and with all published Governmental guidelines, pertaining to the use, handling, storage, transportation, disposition and containment of Biological Materials and all products derived therefrom.

6.6                               BIOLOGICAL MATERIALS ARE PROVIDED WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

7.                                      OWNERSHIP OF INTELLECTUAL PROPERTY

Licensee (for itself and its Affiliates) acknowledges and agrees that Salk is and shall remain (as to Licensee) the owner of the Licensed Patents and Biological Materials, subject to the rights of the Federal Government as set forth in 35 U.S.C. §200 et seq., and that Licensee (including its Affiliates) has no rights in or to the Licensed Patents and Biological Materials other than the rights specifically granted herein.

8.                                      MAINTENANCE OF PATENT RIGHTS

8.1                               Salk shall have full control over prosecution and maintenance of the patents contained in the Patent Rights.

8.2                               In the event Licensee’s use of Licensed Technology becomes the subject of a claim for patent or other proprietary right infringement anywhere in the world, the parties shall promptly give notice to the other and meet to consider the claim and the appropriate course of action.

9.                                      TERM AND TERMINATION

9.1                               Term.  Unless earlier terminated under this Paragraph 9, this Agreement shall become effective as of the date of this Agreement and expire on a country-by-country basis on the later to occur of the following (the “Term”):

(a)                                 fifteen (15) years from and after the Effective Date of this Agreement; or

(b)                                 the date of expiration of the last to expire of any patent included in the Licensed Patents; or

(c)                                  abandonment of the last remaining patent application included in the Licensed Patents.

9.2                               Termination by Either Party.  This Agreement may be terminated by either party, if the other party substantially fails to perform or otherwise materially breaches any of the material terms, covenants or provisions of this Agreement, such termination to be effected by giving written notice of intent to terminate to the breaching party stating the grounds therefor.  The party receiving the notice shall have [**] days thereafter to correct such breach.  If such breach is not corrected within said [**] days after notice as aforesaid, then this Agreement shall automatically terminate.

9.3                               Consequences of Termination.

(a)                                 In the event of expiration of this Agreement pursuant to Paragraph 9.1 Licensee and its Affiliates shall have a fully paid-up, royalty free license in and to the Licensed Technology to research, have researched, develop, have developed, make, have made, use, have used, import, have imported, offer for sale, sell and have sold Licensed Products in the Field of Use.

(b)                                 In the event of expiration of this Agreement or termination of the Agreement for any reason whatsoever:

(i)                                     Licensee shall not thereby be discharged from any liability or obligation to Salk which became due or payable prior to the effective date of such expiration or termination; and

(ii)                                  The rights and obligations of the parties under Paragraphs 6, 7, 9.3, 10, 11, 12, 13 and 14 shall survive any termination of this Agreement.

(iii)                               Licensee shall promptly return all materials, samples, documents, information, and other materials which embody or disclose Licensed Technology; provided, however, that Licensee shall not be obligated to provide Salk with proprietary information which Licensee can show that it independently developed.  Licensee shall be permitted to retain copies of technical information in documentary form obtained from Salk where required to do so by reason of any statute, ordinance or regulation of any federal, state or local governmental entity.

(c)                                  In the event of termination of the Agreement pursuant to Paragraph 9.2:

(i)                                     Licensee agrees not to use Licensed Technology or said technical information after termination of this Agreement.  If at termination Licensee or its Affiliates then possess Licensed Product, have started the manufacture thereof or have accepted orders therefor, Licensee and its Affiliates shall have the right to sell their inventories thereof, complete the manufacture thereof and market such fully manufactured Licensed Product, in order to fulfill such accepted orders, subject to the obligation of Licensee to pay Salk the royalty payments therefor as provided in Paragraph 4 of this Agreement;

(ii)                                  Subject to Paragraph 9.3(c)(i), Licensee shall discontinue, and shall cause its Affiliates to discontinue, the manufacture, use, marketing and sale of Licensed Products;

(iii)                               Licensee shall provide a final report of the type described in Paragraph 5.1, including any allowable post-termination sales; and

(iv)                              All rights transferred by Salk to Licensee hereunder shall revert to Salk, and Licensee agrees to execute all instruments necessary and desirable to revest said rights in Salk.

10.                               AGENCY

Licensee shall not be deemed to be an agent of Salk as a result of any transaction under or related to this Agreement, and shall not in any way pledge Salk’s credit or incur any obligation on behalf of Salk.

11.                               USE OF SALK’S NAME

Licensee may make it known in promotional and technical literature that Licensed Products are offered under license from Salk; provided, however, that such use shall not state or imply that Salk has any relationship with Licensee other than as licensor-licensee.

12.                               WARRANTY

Subject to Salk’s obligations to the U.S. Government under Public Law 96-517, as amended, and any implementing regulations, Salk warrants to the best of its knowledge and belief that it is the owner of the Licensed Patents, free of any liens, encumbrances, restrictions and other legal and equitable claims.

13.                               DISCLAIMERS

13.1                        Nothing in this Agreement shall be construed as:

(a)                                 a warranty or representation by Salk as to the validity or scope of the Licensed Patents;

(b)                                 a warranty or representation by Salk that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties;

(c)                                  an obligation of Salk to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

(d)                                 conferring the right to use in advertising, publicity or otherwise any trademark, trade name, insignia, name, or names, or any contraction, abbreviation, adaptation of Salk, except to identify, where appropriate, Salk as the licensor of the Licensed Patents;

(e)                                  an obligation of Salk to furnish any know-how; or

(f)                                   a grant by implication, estoppel, or otherwise of any licenses under patent applications or patents of Salk or other persons other than as provided in Paragraph 3 hereof.

13.2                        SALK MAKES NO REPRESENTATION, EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPH 12 OF THIS AGREEMENT, AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES AS TO TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.3                        In no event will Salk be liable for any incidental, special or consequential damages resulting from the exercise of Licensee’s rights under the license granted pursuant to this Agreement or the use of the Licensed Patents.

14.                               INDEMNIFICATION AND INSURANCE

14.1                        Licensee agrees to indemnify, hold harmless and defend Salk, its trustees, officers, employees and agents, the sponsors of the research that led to the Licensed Technology, and the inventors of the patents and patent applications included in the Licensed Patents against any and all liability and/or damages with respect to any claims, suits, demands, judgments or causes of action arising out of third party claims concerning (a) the research, development, manufacture, storage, sale or other distribution, or any other use of Licensed Products or Licensed Technology, or exercise of rights granted hereunder, by Licensee, its Affiliates, distributors, agents or representatives; (b) the use by end-users and other third parties of such Licensed Products; and/or (c) any representation, warranty or statement by Licensee or its Affiliates, distributors, agents or representatives, concerning Salk, the Licensed Technology or the Licensed Patents.  In the event any such claims, demands or actions are made, Licensee shall defend Salk at Licensee’s sole expense by counsel selected by Licensee, subject to approval by Salk, which is not to be unreasonably withheld.  No settlement, consent judgment or other voluntary final disposition may be entered into without the prior written consent of Salk, which consent shall not be unreasonably withheld.

14.2                        In addition to the foregoing, Licensee shall maintain, during the Term, comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover the activities of Licensee and its Affiliates.  Licensee shall maintain comprehensive general liability insurance beyond the expiration or termination of this Agreement during any period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee, or an Affiliate or agent of Licensee; and thereafter for a period of [**] years.

15.                               ASSIGNMENT

This Agreement may not be assigned by Licensee without the prior written consent of Salk, which shall not unreasonably be withheld; provided, however, that Licensee may assign all of its rights and obligations under this Agreement in connection with a merger, sale of assets or other transaction involving a change in control of Licensee’s business.  Salk shall release Licensee of its rights and obligations under this agreement upon receipt of writing from successor or assignee expressly agreeing to be bound by all the terms and provisions of this Agreement.  Upon assignment of this Agreement to a successor or assignee the term “ Licensee” as used herein shall mean such successor assignee.

16.                               U.S. MANUFACTURE

To comply with US Government regulations for the licensing of federally funded inventions, Licensee and its Affiliates will commit that Licensed Products sold in the US will be manufactured substantially in the US.  Notwithstanding the foregoing, if during the term of the License Agreement Licensee or its Affiliates can provide compelling evidence to Salk that such manufacture in the US would impose an extraordinary burden on Licensee or its Affiliates, Salk shall at that time agree to seek a waiver from the US Government with respect to the requirement that Licensed Products for sale in the US be manufactured substantially in the US.  Licensee understands that Salk cannot guarantee that such waiver can be obtained.  Licensee shall bear all costs associated with seeking such waiver.

17.                               FOREIGN REGISTRATION

Licensee agrees to register this Agreement with any foreign governmental agency that requires such registration, and Licensee shall pay all costs and legal fees in connection therewith.  In addition, Licensee shall assure that all foreign laws affecting this Agreement or the sale of Licensed Products are fully satisfied.

18.                               EXPORT CONTROLS

It is understood that Salk is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (such laws include the Arms Export Control Act, as amended and Export Administration Act), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities by Licensee may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency.  Salk neither represents that a license shall not be required nor that, if required, it shall be issued.  Licensee shall not engage in any activity in connection with this Agreement that is in violation of any applicable U.S. law.

19.                               NOTICES

19.1                        All notices, demands or other writings provided to be given, made or sent, or which may be given, made or sent by either party to the other shall be deemed to have been fully given, made or sent when made in writing and deposited in the first-class mail, postage prepaid, or delivered to a commercial courier, charges prepaid, and addressed as follows:

To Salk:		Salk Institute for Biological Studies
10010 North Torrey Pines Road
La Jolla, California 92037 U.S.A.
	Attn:	Licensing Administrator
Office of Technology Management

To Licensee:		Amsterdam Molecular Therapeutics BV
Meibergdreef 61
PO Box 22506
1100 DA Amsterdam
The Netherlands

Attn: Dr. Anthony Gringeri

Chief Operating Officer

19.2                        Either party may, upon written notice, change the address to which any notice or payment is made.

20.                               APPLICABLE LAW AND DISPUTE RESOLUTION

20.1                        This Agreement is made in accordance with and shall be governed and construed in accordance with the laws of the State of California, as applied to contracts executed and performed entirely within the State of California, without regard to conflict of laws rules.

20.2                        The parties hereby irrevocably submit to the jurisdiction of a court of competent jurisdiction in the State of California, San Diego County, and, by execution and delivery of this Agreement, each (a) accepts, generally and unconditionally, the jurisdiction of such court and any related appellate court, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such court or that such court is an inconvenient forum.

20.3                        If a dispute arises between the parties relating to the interpretation or performance of this Agreement or the grounds for the termination thereof, the parties agree to hold a meeting, within [**] days of a request by either party for such meeting, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies.  If the dispute remains unresolved [**] days after the first meeting for the purpose of dispute resolution, then each party shall have the right to pursue alternate dispute resolution or other remedies legally available to resolve the dispute.  In the case of such alternate dispute resolution or other legal remedies, the prevailing party will be entitled to receive from this other party its reasonable attorneys’ fees and costs.  If both parties receive judgment in any dollar amount, the court will determine the prevailing party, taking into consideration the merits of the claims asserted by each party, the amount of the judgment received by each party and the relative equities between the parties.

21.                               NONWAIVER

The waiver of either party hereto of any right hereunder or of the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

22.                               SEVERABILITY

If any term, condition or provision of this Agreement is held to be unenforceable by a court having proper jurisdiction for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the parties to this Agreement to the extent possible.  In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent of the law.

23.                               HEADINGS

The headings used in this Agreement are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

24.                               AMENDMENT

No amendment or modification hereof shall be valid or binding upon the parties unless made in writing and signed by both parties.

25.                               FORCE MAJEURE

Any delays in performance by any party under this Agreement (other than the payment of monies due) shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to, acts of god, embargoes, governmental restrictions, strikes or other concerted acts of workers, fire, flood, explosion, riots, wars, civil disorder, rebellion or sabotage.  The party suffering such occurrence shall immediately notify the other party and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence.

26.                               ENTIRE AGREEMENT

This Agreement and Schedules A and B attached hereto contain the entire agreement and understanding between the parties with respect to the subject matter hereof, and merge all prior discussions, representations and negotiations with respect to the subject matter of this Agreement.

In Witness Whereof, the parties hereto have executed this Agreement by their duly authorized officers or representatives.

SALK INSTITUTE FOR BIOLOGICAL STUDIES COMPANY

By:	/s/ Anne-Marie Mueller
Anne-Marie Mueller
Senior Director, Office of Technology Management

COMPANY

By:	/s/ Anthony Gringeri
Name: Anthony J. Gringeri, Ph.D.
Title: Chief Operating Officer

Schedule A

PATENT RIGHTS

WPRE

[**]

Schedule B

Biological Materials

WPRE (Woodchuck Hepatitis Virus Posttranscriptional Regulatory Element) as described in Journal of Virology Vol. 72, No. 6, p. 5085-5092 (June 1998)

FIRST AMENDMENT TO LICENSE AGREEMENT ID 2008-0006

This First Amendment to a License Agreement between the parties dated February 8, 2008 (this “First Amendment”) is effective this XX day of May, 2013 (the “Amendment Date”), by and between the THE SALK INSTITUTE FOR BIOLOGICAL STUDIES, a nonprofit public benefit corporation organized and existing under the laws of the State of California, USA, having an office at 10010 North Torrey Pines Road, La Jolla, CA 92037 (“Salk”) and uniQure biopharma BV (formerly AMSTERDAM MOLECULAR THERAPEUTICS BV), having a principal place of business at P.O. Box 22506 1100 DA Amsterdam The Netherlands (“Licensee”).

BACKGROUND

WHEREAS, Salk is the owner of certain patents and biological materials related to RNA Export Element and Methods of Use developed in the laboratory of [**] of the Salk faculty;

WHEREAS, Salk and Licensee executed a License Agreement dated February 8, 2008 (the “License Agreement”) in which Salk granted to Licensee a non-exclusive license to such patents and biological materials as specifically set forth in the License Agreement; and

WHEREAS, effective April 26, 2012, Licensee changed its name from AMSTERDAM MOLECULAR THERAPEUTICS BV to uniQure’s biopharma BV with no change in corporate structure; and

WHEREAS, the parties now desire to make certain changes to the License Agreement, effective as of the Amendment Date.

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereby agree as follows:

1.                                     Amendments to Section 1.

(a) Section 1.6.  The second line of Section 1.6 of the Agreement is hereby amended and restated as follows:

“sales by Licensee, its Affiliates or Sublicensees to any third party, in the sale of a Licensed Product less: ”

A new sentence is hereby added to the end of Section 1.6 as follows:

“In the event of a sale of a Licensed Product from Licensee to a Sublicensee followed by a subsequent sale of such Licensed Product by the Sublicensee, royalties on Net Sales shall be payable to Salk only once, on the sale that would result in the highest royalty to Salk. ”

(b) Section 1.9.  A new Section 1.9 is hereby added to the Agreement as follows:

1

“ “Non-Royalty Sublicense Income” shall mean execution fees, maintenance fees, milestone fees and all other non-royalty payments received by Licensee from its Sublicensees pursuant to any sublicense granted pursuant to Section 2.3 hereunder. ”

(c) Section 1.10.  A new Section 1.10 is hereby added to the Agreement as follows:

“ “Sublicense” shall mean any agreement or multiple agreements with a non-Affiliate third parry in which Licensee grants the third party any of the rights granted to Licensee in Section 3.1. ”

(d) Section 1.11.  A new Section 1.11 is hereby added to the Agreement as follows:

“ “Sublicensee” shall mean any non-Affiliate third party to whom Licensee has granted a Sublicense. ”

2.                                      Amendments to Section 3.

(a) Section 3.2.  Section 3.2 of the Agreement is hereby deleted and replaced as follows:

“ 3.2  Subject to the terms and conditions hereof, Licensee shall have the right to grant Sublicenses under the license granted in Section 3.1 upon prior written approval of each proposed Sublicensee by Salk, not to be unreasonably withheld, provided that (i) no Sublicensee shall have the right to sublicense, (ii) such Sublicenses include a royalty rate upon Sublicensee’s Net Sales in an amount at least equal to the rate set forth in Section 4.3, (iii) Sublicenses entered into by Licensee shall conform in all material respects to the applicable terms and conditions of this Agreement and Sublicensees shall be subject to all applicable restrictions, limitations and obligations imposed on Licensee hereunder, and (iv) the sublicensed rights of any Sublicensee shall terminate upon termination of this Agreement. In the event this License Agreement is terminated or upon the expiration of the Term, such Sublicenses shall at Salk’s sole discretion, which shall not be unreasonably withheld, be automatically become a direct license with Salk.  Licensee agrees to forward to Salk a copy of any and all Sublicenses promptly upon execution thereof, but in no event later than [**] days after each such Sublicense has been executed by both parties thereto.”

3.                                      Amendments to Section 4.

(a) Section 4.6.  A new Section 4.6 is hereby added to the Agreement as follows:

“4.6 Licensee shall pay Salk a Sublicense fee, nonrefundable and noncreditable against royalties, of Five Thousand Dollars ($5,000.00), due within [**] business days from the Effective Date of this First Amendment. ”

(b) Section 4.7.  A new Section 4.7 is hereby added to the Agreement as follows:

“ 4.7 Licensee shall pay Salk on a quarterly basis a share of Non-Royalty Sublicense Income of [**] percent ([**]%). ”

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4.                                      Amendments to Section 5.

(a) Section 5.1.  Section 5.1 of the Agreement is hereby deleted and replaced as follows:

“5.1  Licensee agrees to keep, and agrees to require each of its Sublicensees to keep, proper records of scientific research and keep books of account in accordance with international financial reporting standards. Such records and books shall include all information necessary for the accurate determination of royalty and other payments owed to Salk. Following launch of any Licensed Product, Licensee, on behalf of itself, its Affiliates and its Sublicensees, agrees to deliver to Salk, within [**] days after each calendar quarter, a report showing the information on which payments herein provided are calculated, including a breakdown of income from sales of each Licensed Product, and to accompany each such report with the payment shown to be due thereby. All amounts accrued for the benefit of Salk shall be deemed held in trust for the benefit of Salk until each payment of such amounts is made pursuant to this Agreement. ”

(b) Section 5.4 . Section 5.4 of the Agreement is hereby deleted and replaced as follows:

“ 5.4  On reasonable written notice, Salk, at its own expense, shall have the right to have an independent party reasonably acceptable to the Licensee or its Sublicensee, as applicable, inspect and audit the books and records of Licensee, its Affiliates and any Sublicensee at their offices during usual business hours for the sole purpose of, and only to the extent necessary for, determining the correctness of payments due under this Agreement. Such examination with respect to any fiscal year shall not take place later than [**] years following the expiration or termination of this Agreement. The expense of any such audit shall be borne by Salk; provided, however, that if the audit discloses an error in excess of [**] percent ([**]%) in favor of Licensee, then Licensee shall pay, in addition to the amount of any underpayment, the cost to Salk of the audit. ”

5.                                      Amendments to Section 6.

(a) Section 6.3.  Section 6.3 of the Agreement is hereby deleted and replaced as follows:

“6.3    Licensee shall notify Salk of any improvements (including, but not limited to, modified derivatives and variants) to the Biological Materials made by Licensee, its Affiliates, or Sublicensees, irrespective of whether any such improvements were made in collaboration with Salk or any of its employees. At Salk’s request, Licensee shall provide Salk with reasonable quantities of such improvements, and Salk scientists shall have the right to use them for their internal research. Title to all such improvements shall remain with Licensee, its Affiliates or Sublicensees, as applicable. ”

6.                                      Amendments to Section 7.

Section 7 of the Agreement is hereby deleted and replaced as follows:

“ Licensee (for itself and its Affiliates) acknowledges and agrees, and will require any Sublicensees to acknowledge and agree, that Salk is and shall remain (as to Licensee, its Affiliates and any Sublicensees) the owner of the Licensed Patents and Biological Materials,

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subject to the rights of the Federal Government as set forth in 35 U.S.C. §200, et seq., and that neither Licensee nor its Affiliates or Sublicensees has any rights in or to the Licensed Patents and Biological Materials other that the rights specifically granted herein. All rights not expressly granted in this Agreement are reserved to Salk. ”

7.                                      Amendments to Section 9.

(a) Section 9.3(b)(i).  Section 9.3(b)(i) of the Agreement is hereby deleted and replaced as follows:

“ (i)    Neither Licensee, its Affiliates or its Sublicensees shall thereby be discharged from any liability or obligation to Salk which became due or payable prior to the effective date of such expiration or termination; and ”

(b) Section 9.3(b)(iii). Section 9.3(b)(iii) of the Agreement is hereby deleted and replaced as follows:

“(iii)   Licensee shall, and shall ensure that its Affiliates and Sublicensees, promptly return all materials, samples, documents, information, and other materials which embody or disclose Licensed Technology; provided, however, that Licensee, its Affiliates and its Sublicensees shall not be obligated to provide Salk with proprietary information which Licensee, its Affiliate and its Sublicensee, as applicable, can show that it independently developed. Licensee, its Affiliates and its Sublicensees shall be permitted to retain copies of technical information in documentary form obtained from Salk where required to do so by reason of any statute, ordinance or regulation of any federal, state, or local government entity.”

(c) Section 9.3(ci).  Section 9.3(c)(i) of the Agreement is hereby deleted and replaced as follows:

“(i)     Licensee agrees, and shall require its Affiliates and Sublicensees to agree, not to use Licensed Technology or said technical information after termination of this Agreement. If at termination Licensee, its Affiliates, or Sublicensees then possess Licensed Product, have started the manufacture thereof or have accepted orders therefor, Licensee, its Affiliates, or Sublicensees shall have the right to sell their inventories thereof, complete the manufacture thereof and market such fully manufactured Licensed Product, in order to fulfill such accepted orders, subject to the obligation of Licensee, its Affiliates, and Sublicensees to pay Salk the royalty payments therefor as provided in Paragraph 4 of this Agreement; ”

(d) Section 9.3(c)(ii). Section 9.3(c)(ii) of the Agreement is hereby deleted and replaced as follows:

“ (ii)  Subject to Paragraph 9.3(c)(i), Licensee shall, and shall require its Affiliates and Sublicensees to, discontinue the manufacture, use, marketing and sale of Licensed Products;”

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(e) Section 9.3(c)(iii). Section 9.3(c)(iii) of the Agreement is hereby deleted and replaced as follows:

“(iii)  Licensee, on behalf of itself, its Affiliates and its Sublicnesees, shall provide a final report of the type described in Paragraph 5.1, including any allowable post-termination sales; and ”

8.                                      Amendments to Section 13.

(a) Section 13.3.  Section 13.3 of the Agreement is hereby deleted and replaced as follows:

“13.3 IN NO EVENT WILL SALK BE LIABLE TO LICENSEE, ITS AFFILIATES, ITS SUBLICENSEES OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES, INCLUDING ANY LOST PROFITS OR LOSS OF DATA, ARISING FROM OR RELATING TO THIS AGREEMENT OR THE LICENSED TECHNOLOGY. SALK’S TOTAL CUMULATIVE LIABILITY IN CONNECTION WITH THIS AGREEMENT AND THE LICENSED TECHNOLOGY, WHETHER IN CONTRACT OR TORT OR OTHERWISE, WILL NOT EXCEED THE AMOUNTS PAID TO SALK UNDER THIS AGREEMENT WITHIN TWELVE (12) MONTHS PRECEDING THE CLAIM. ”

9.                                      Amendments to Section 14.

(a) Section 14.1.  Section 14.1 of the Agreement is hereby deleted and replaced as follows:

“ 14.1 Licensee agrees to indemnify, hold harmless and defend Salk, its trustees, officers, employees and agents, the sponsors of the research that led to the Licensed Technology, and the inventors of the patents and patent applications included in the Licensed Patents (hereinafter the “Indemnitees”) against any and all liability and/or damages with respect to any claims, suits, demands, judgments or causes of action arising out of (a) the research, development, manufacture, storage, sale or other distribution, or any other use of Licensed Products or Licensed Technology, or exercise of rights granted hereunder, by Licensee, its Affiliates, its Sublicensees, or its distributors, agents or representatives; (b) the use by end-users and other third parties of Licensed Products or Licensed Technology; and/or (c) any representation, warranty or statement by Licensee or its Affiliates, Sublicensees, distributors, agents or representatives, concerning the Indemnitees, the Licensed Technology or Licensed Products. In the event any such claims, demands or actions are made.  Licensee shall defend the Indemnitees at Licensee’s sole expense by counsel selected by Licensee, subject to approval by Salk, which is not to be unreasonably withheld. No settlement, consent judgment or other voluntary final disposition may be entered into without the prior written consent of Salk, which consent shall not be unreasonably withheld.”

(b) Section 14.2.  Section 14.2 of the Agreement is hereby deleted and replaced as follows:

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“ 14.2  Licensee shall maintain, and shall require its Affiliates and Sublicensees to maintain, continuously and without interruption during the Term (as defined in Section 9.1), comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover the activities of Licensee, its Affiliates and its Sublicensees. Such insurance (a) shall include endorsements naming Salk as an additional insured and waiving any right of subrogation against Salk, (b) shall require prior notice to Salk before cancellation, and (c) shall be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. Such insurance shall have a minimum limit of [**] dollars ($[**]) per specific occurrence and a minimum limit of [**] dollars ($[**]) for aggregate liability insurance; provided, however, that not less than [**] days before the earlier date upon which Licensee or its Affiliates or Sublicensees (i) initiates testing of Licensed Products in a clinical trial involving human subjects for purposes of diagnosis or treatment, or (ii) makes a commercial sale of any Licensed Product, such coverage shall be increased to a minimum limit of [**] dollars ($[**]) per specific occurrence and a minimum limit of [**] dollars ($[**]) for aggregate liability insurance. Licensee shall maintain insurance as required by this Section 14.2 beyond the expiration or termination of this Agreement during any period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold by Licensee or a Sublicensee, Affiliate or agent of Licensee and thereafter for a period of [**] years. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification under this Agreement. Failure of Licensee to comply with the requirements of this Section 14.2 shall be considered a material breach of the Agreement. ”

(c) Section 14.3.  A new Section 14.3 is hereby added to the Agreement as follows:

“14.3  Licensee shall furnish a certificate of insurance evidencing primary coverage and additional insured requirements and provide Salk with copies of subsequent annual certificates of insurance. Licensee shall provide Salk with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such [**] day period, Salk shall have the right to terminate this Agreement effective at the end of such [**] day period without notice or any additional waiting periods. ”

10.                               Amendments to Section 16.  Section 16 of the Agreement is hereby deleted and replaced as follows:

“16. To comply with US Government regulations for the licensing of federally funded inventions, Licensee, its Affiliates and its Sublicensees will commit that Licensed Products sold in the US will be manufactured substantially in the US. Notwithstanding the foregoing, if during the term of the License Agreement Licensee, its Affiliates and/or its Sublicensees can provide reasonably compelling evidence to Salk that such manufacture in the US would impose an extraordinary burden on Licensee, its Affiliate or any Sublicensee, Salk shall at that time agree to seek a waiver from the US Government with respect to the requirement that Licensed Products or Licensed Services for sale in the US be manufactured substantially in the US. Licensee understands that Salk cannot

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guarantee that such waiver can be obtained. Licensee shall bear all costs associated with seeking such waiver. ”

11.                               Schedule A.  Schedule A of the Agreement is hereby deleted and replaced in its entirety by the attached, amended Schedule A.

12.                               Miscellaneous.

a.                                      Except as specifically amended above, all terms of the Agreement shall remain in full force and effect To the extent that there are any inconsistencies between the terms of the Agreement and the terms of this First Amendment, the terms of this First Amendment shall prevail.

b.                                      The parties acknowledge that this First Amendment and the Agreement set forth the entire understanding and intentions of the parties hereto as to the subject matter hereof and supersedes all previous understandings between the parties, written or oral, regarding such subject matter.

IN WITNESS WHEREOF, the parties have executed this First Amendment as of the Amendment Date.

SALK INSTITUTE FOR BIOLOGIC STUDIES

By	/s/ Paul Roben
	Name:	Paul Roben
	Title:	Senior Director,
Office of Technology Development

LICENSEE

By
Name:
Title:

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Schedule A

PATENT RIGHTS

WPRE

[**]

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